KRONOS WORLDWIDE, INC.               Contact: Gregory M. Swalwell
Three Lincoln Centre                          Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                  Financial Officer
Dallas, Texas  75240-2697                     (972) 233-1700


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                                  News Release
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FOR IMMEDIATE RELEASE

                   KRONOS WORLDWIDE, INC. ANNOUNCES CLOSING OF
                              PRIVATE PLACEMENT OF
                     SENIOR SECURED NOTES BY ITS SUBSIDIARY
                           KRONOS INTERNATIONAL, INC.



DALLAS, TX -April 11, 2006 - Kronos Worldwide, Inc. (NYSE: KRO) today announced the closing of a private placement by its wholly-owned subsidiary, Kronos International, Inc., of (euro)400 million ($480 million at current exchange rates) of Senior Secured Notes due 2013 at an interest rate of 6 1/2% and priced at 99.306%. Kronos International, Inc. conducts Kronos Worldwide's titanium dioxide pigments operations in Europe. The net proceeds of the offering of approximately $467.9 million, together with approximately $2.1 million of cash on hand, were used to repay Kronos International's outstanding 8?% senior secured notes due 2009.

The Notes were sold to qualified institutional buyers in the United States in reliance on Rule 144A and to persons outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The Notes were not registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "will," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, global economic and political conditions, financial market conditions, changes in foreign currency exchange rates, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), and other risks and uncertainties detailed in our Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.